Exhibit 4.7
Execution Version

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”) is entered into as of August 6, 2019 (the “Effective Date”) by and between Beautyge II, LLC, a Delaware limited liability company, as licensor (“BrandCo”), on the one hand, and Revlon Consumer Products Corporation, as licensee (“Revlon”), on the other hand. BrandCo and Revlon shall individually be referred to as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined below shall have the meanings given to those terms in the Contribution Agreement.
A.    Revlon assigned and transferred all of its right, title and interest in and to the Licensed IP, along with the associated goodwill, to BrandCo pursuant to that Lower Tier IP Transfer and Contribution Agreement by and among Beautyge I, an exempted company incorporated in the Cayman Islands (“CaymanCo”) and BrandCo (the “Contribution Agreement”) via an intermediate transfer to by the Transferors (as defined in the Upper Tier Transfer Agreement) to CaymanCo;
B.    As a result of the Contribution Agreement, BrandCo is the owner of and controls all right, title, and interest in and to the Licensed IP; and
C.    Subject to the terms and conditions of this Agreement, Revlon desires to obtain from BrandCo, and BrandCo desires to grant to Revlon, a license to use the Licensed IP in connection with the Licensed Products and the Services and the operation of the Business in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which the Parties acknowledged, BrandCo and Revlon agree as follows:

1.	Definitions
In this Agreement, the following terms shall have the following meaning:
“Affiliate” shall mean as to a Party, any entity which, directly or indirectly, controls, is controlled by, or is under common control with such Party. For the purposes of this definition, “control” of a Party means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.
“Business” shall mean the men’s styling and grooming products, skin care products, haircare products, and accessories business and other men’s beauty and personal care products, including without limitation, the design, development, manufacture, marketing, distribution, and/or sale of Licensed Products under the Licensed IP, all brick-and-mortar and online retail activities and barbershop, salon, spa and related services and all related ancillary products and services operated under the Licensed IP.

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37287.0001637287.0001637287.00016

“Claim” has the meaning set forth in Section 11.1.
“Credit Agreement” shall mean the Term Credit Agreement entered into by and among Revlon, Revlon, Inc., Wilmington Trust, National Association, as administrative agent and collateral agent (the “Collateral Agent”), and other entities from time to time as lenders under the Term Credit Agreement, dated on or about the date hereto, as amended, restated, supplemented, extended or otherwise modified from time to time.
“Credit Agreements” shall mean the Credit Agreement, the 2016 Term Loan Agreement (as defined in the Credit Agreement) and the ABL Facility Agreement (as defined in the Credit Agreement), as such agreements may be amended or replaced in accordance with the terms of the Credit Agreement.
“Event of Default” shall mean an Event of Default as defined in the Credit Agreement.
“Indemnified Parties” has the meaning set forth in Section 11.1.
“Intellectual Property” has the same meaning given to such term in the Contribution Agreement.
“License” has the meaning set forth in Section 2.1.
“Licensed IP” shall mean all Intellectual Property now owned or hereafter acquired by BrandCo in connection with the Business, including: (i) the marks covered by the United States and foreign trademark and service mark registrations and applications listed on Exhibit A, any existing variation of these marks, and all common law rights to same (“Licensed Marks”); (ii) the internet domain names set forth on Exhibit B hereto (“Licensed Domain Names”); (iii) all formulas identified on Exhibit C hereto (“Licensed Formulas”); and (iv) all packaging and designs exclusively used in the Business. As of the Effective Date, the “Licensed IP” licensed in this Agreement is identical to all of the Intellectual Property that was transferred, conveyed and assigned pursuant to the Contribution Agreement.
“Licensed Products” shall mean men’s styling and grooming products, skin care products, haircare products, accessories and other men’s beauty and personal care products, and any other goods covered by any of the Licensed Marks, including without limitation all goods made in accordance with the Licensed Formulas in connection with the Business, whether now or later marketed, distributed and/or sold in connection with the operation of the Business and/or featured on or in any website, catalogue or social media platform operated in connection with the Business.
“Net Sales” shall mean invoiced gross revenues from sales of Licensed Products by Revlon and its Subsidiaries less, in each case, solely to the extent relating to such Licensed Products and solely to the extent actually incurred, allowed, paid, accrued, recorded, charged or specifically allocated to the invoiced gross revenues in accordance with GAAP: (a) sales and value added taxes paid; and (b) expected product returns, trade

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discounts and customer allowances, which include costs associated with off-invoice mark-downs and other price reductions, as well as trade promotions and coupons. Net Sales is determined from books and records maintained in accordance with United States generally accepted accounting principles as consistently applied with respect to sales of Licensed Products.
“Other Goods and Services” means any products or services under the Licensed Marks, other than the design, development, manufacture, marketing, distribution, and/or sale of styling and grooming products, skin care products, haircare products, and accessories or other beauty and personal care products, that at all times are both (a) ancillary to, and not competitive with, the Business and (b) intended to enhance the American Crew Brand and maximize the Royalties payable under this Agreement. Examples of such Other Goods and Services include, by way of example, using the Licensed Marks in connection with barbershops, salons, spas, apparel, shoes, jewelry or watches.
“Royalty” has the meaning set forth in Section 4.1.
“Sell-Off Period” has the meaning set forth in Section 13.5.
“Services” shall mean the manufacture, distribution, advertising, marketing and sale of the Licensed Products, retail services for the Business conducted through all channels of trade, now known or later developed, and the promotion and operation of the Business and any services ancillary to those operations.
“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.
“Territory” shall mean any and all jurisdictions throughout the world in which Revlon is exporting, importing, selling, reselling, advertising, manufacturing (including of packaging), marketing, distributing, promoting and otherwise commercializing Licensed Products at any time during the Term.
“Term” has the meaning set forth in Section 12.

2.	Grant of License
2.1.    Grant of License. Subject to the terms and limitations set forth in this Agreement, BrandCo hereby grants to Revlon an exclusive, non-transferrable (except as expressly permitted by Section 14.3), sub-licensable (solely in accordance with Section 2.2), royalty-bearing, license to use, during the Term, the Licensed IP in connection with the Licensed Products and Services and otherwise in the operation of the Business in the Territory (the “License”). Notwithstanding

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the foregoing, nothing in this Section 2.1 shall prohibit Revlon from granting a non-exclusive license with respect to the Licensed IP to the administrative agent or collateral agent or any other lender or secured party (or representative) under the Credit Agreements, which is exercisable only during the occurrence of an event of default thereunder.
2.2.    Sublicensing.
2.2.1    Subject to Section 5.5.2, Revlon may sublicense its rights under the Agreement to (a) any Subsidiary of Revlon in the ordinary course of the Business or (b), subject to the terms of this Section 2.2.1, any third party on an arms-length basis. Notwithstanding the foregoing, Revlon (i) assumes liability for the acts/omissions of its sublicensees with respect to their operations pursuant to this Agreement; and (ii) guarantees payment of the Royalty owed to BrandCo pursuant to this Agreement. Any sublicense granted to a third party pursuant to and in accordance with Section 2.2.1 must: (a) include a written agreement by the applicable sublicensee to assume and otherwise comply with all of the obligations of Revlon hereunder with regard to the Licensed IP and (b) other than sublicenses granted to third parties for use of the Licensed IP in connection with Other Goods and Services, be approved in writing by BrandCo (such approval not to be unreasonably withheld or delayed).
2.2.2    With respect to each sublicense granted pursuant to Section 2.2.1, so long as the sublicensee is not in default (beyond any period given to cure such default) under its sublicense, and the terms of such sublicense comply with the requirements of this Agreement, the sublicensee’s respective rights to use the Licensed IP shall survive any termination (but not expiration) of this Agreement, and Revlon’s rights and obligations under the relevant sublicense shall be assigned to BrandCo upon such termination, such assignment to be effective as of the date of termination of this Agreement (the “Sublicense Assignment Effective Date”). To the extent that a sublicense is assigned to BrandCo pursuant to this Section 2.2.2, BrandCo shall assume Revlon’s obligations under such sublicense from and after the Sublicense Assignment Effective Date. Except, if applicable, with respect to sublicensee defaults occurring after the Sublicense Assignment Effective Date, Revlon shall require each sublicensee to comply with the terms of the applicable sublicense and the terms of this Agreement applicable to sublicensees, and Revlon shall be liable to BrandCo for any non-compliance by any sublicensee with any such terms.
2.3.    Reservation of Rights/Exclusions. BrandCo reserves all rights not expressly granted to Revlon under this Agreement and Revlon agrees that BrandCo shall have the right to enforce any such rights against any party. The License is not intended as and is not the grant of a license, immunity, or any other rights to any third party, either by implication or by estoppel.

3.	Rights to Licensed IP
3.1.    In exchange for the agreements and consideration provided for in this Agreement, unless otherwise specified in and subject to the terms of this Agreement, Revlon has the exclusive right (even as to BrandCo) in the Territory, during the Term, to: (a) use the Licensed IP in commerce or otherwise; (b) license others to use the Licensed IP; (c) register the Licensed IP with any federal or state governmental authority; (d) commence an action for infringement of the

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Licensed IP; and (e) defend and settle any claims that Revlon’s use of the Licensed IP infringes or otherwise violates the rights of a third party.
3.2.    As between the Parties, and except as provided in this Agreement, Revlon shall be solely responsible for the payment of all costs associated with its exercise of the rights set forth in this Section 3 during the Term, including, without limitation, all costs associated with the operation of the Business under the Licensed IP, and the negotiation, implementation and management of any license arrangements for the Licensed IP.

4.	License Fees
4.1.    Royalty. Within thirty (30) Days after the end of each calendar month during the Term, Revlon shall pay to BrandCo a royalty of ten percent (10%) of the Net Sales recorded by Revlon for the sales of Licensed Product during the respective preceding calendar month (the “Royalty”), which Royalty shall be pro rated for the first calendar month of the Term. Notwithstanding the foregoing, upon the occurrence of an Event of Default, and for so long as such Event of Default remains uncured, the Royalty shall increase to twelve percent (12%). Immediately as of the date that such Event of Default is cured, the Royalty shall revert to ten percent (10%).
4.1.1    Revlon shall have the right to deduct from any payment of Royalties an amount sufficient to cover the cost and expense actually paid of customary levels of Directors and Officers’ insurance in an amount not to exceed twenty-five thousand ($25,000) annually and solely to the extent the services covered by such insurance are provided to BrandCo’s directors and officers.
4.2.    Guaranteed Minimum Royalty. If, for any reason, the total Royalty Revlon pays to BrandCo under Section 4.1 for any calendar year is less than the minimum amount for that year set forth below (the “Guaranteed Minimum Royalty”), then within thirty (30) Days after the end of each calendar year, Revlon shall pay to BrandCo the shortfall between the amounts actually paid and the Guaranteed Minimum Royalty for the applicable year (the “GMR Payment”). If this Agreement terminates for any reason, the Guaranteed Minimum Royalty for that year shall be reduced pro-rata and the GMR Payment based on the shortfall between the amounts actually paid and the prorated Guaranteed Minimum Royalty shall be due immediately upon such termination.

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Calendar Year	Guaranteed Minimum Royalty (in U.S. dollars)
2019	$2.7 million
2020	$7.0 million
2021	$7.3 million
2022	$7.7 million
2023	$8.1 million

4.3.    Payments and Royalty Statements.
4.3.1    All Royalties and any other sums payable under this Agreement shall be paid in U.S. dollars by wire transfer to a bank account to be designated in writing by BrandCo.  For the purpose of converting the local currency in which any royalties arise into U.S. dollars, the rate of exchange to be applied shall be that used by Revlon in preparing its most recent quarterly filing with the U.S. Securities and Exchange Commission.
4.3.2    All payments to BrandCo pursuant to this Section 4 shall be accompanied by an accurate and complete statement (“Royalty Statement”), which shall be audited each fiscal year by a nationally recognized accounting firm, delivered to BrandCo showing: (a) the total Net Sales recorded by Revlon for the sales of Licensed Product in the relevant calendar month and (b) the calendar month for which the Royalty or Guaranteed Minimum Royalty was calculated.
4.4.    Annual Audit. Revlon shall keep, and shall cause its Subsidiaries and sublicensees to keep, full, true and accurate books and records containing all particulars relevant to its sales of Licensed Products in sufficient detail to verify the amounts payable to it under this Agreement. During the Term of this Agreement and a period of one (1) year thereafter, Revlon shall cause to have performed an audit of its books and records, and any other records related to the Licensed Products, after the end of each calendar year, by an independent certified public accountant in connection with its annual audit for the purpose of determining the correctness of the Royalty or Guaranteed Minimum Royalty, if applicable, paid and the Royalty Statements delivered for that calendar year under this Agreement. Immediately upon receipt of an audit report from the independent certified public accountant, Revlon shall provide written notice to BrandCo of whether the Royalty Statements and Royalties due under this Agreement were correctly made, the amounts of error in such payments, and the nature and extent of the errors of the applicable Royalty Statements and Royalties, if any. If the audit reveals a deficiency of any Royalty due or paid by Revlon to BrandCo under this Agreement, Revlon shall, within fifteen (15) days of receipt of such written notice, cure the deficiency by making a payment to BrandCo of said deficiency. Revlon shall bear the full cost of such audits, including reasonable expenses related thereto.

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5.	Covenants
5.1.    Ownership. Revlon acknowledges and agrees that the Licensed IP is and shall remain the sole property of BrandCo and that it has no claim whatsoever to any rights of ownership in the Licensed IP and covenants that no such claim will be made in the future.
5.2.    Licensed Products. Revlon covenants and agrees that it shall use reasonable best efforts consistent with past practice of the Business to continue to market, advertise, sell and distribute Licensed Products in the Territory to maximize Royalties payable under this Agreement in the operation of the Business. Notwithstanding the foregoing, Revlon covenants and agrees that it will, on an annual basis, spend the lesser of either (x) $18,000,000 or (y) twenty percent (20%) of annual Net Sales in total commercial spend on the Business, which includes, among other things, spending on marketing, advertising, selling and distributing the Licensed Products.
5.3.    Use of Licensed Marks. Revlon agrees that it shall (a) continue to use each Licensed Mark owned by BrandCo and material to the conduct of the Business in order to maintain that Licensed Mark in full force free from any claim of abandonment for non-use, (b) maintain substantially the same (or higher) quality of Licensed Products and Services offered under each such Licensed Mark as are currently maintained on the Effective Date, (c) use each such Licensed Mark with the appropriate notice of registration and all other notices and legends required by applicable law to maintain that Licensed Mark consistent with past practice, (d) not adopt or use any mark which is confusingly similar or a colorable imitation of any such Licensed Mark unless BrandCo obtains a perfected security interest (to the extent perfection is possible in accordance with law) in that mark and (e) not knowingly (and not knowingly permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such Licensed Mark might become invalidated or impaired in any material way.
5.4.    Use Inures to Benefit of BrandCo. Revlon agrees that any and all uses by it of the Licensed Marks shall inure to the benefit of BrandCo, including any goodwill, rights, title or interest that might be acquired by the use of any of the Licensed Marks by Revlon. If Revlon obtains any goodwill, rights, title or interest in or to any of the Licensed Marks (other than the rights expressly granted under this Agreement), Revlon hereby irrevocably assigns and transfers all of such goodwill, rights, title and interest to BrandCo.
5.5.    Restriction on Development or Creation and Further Assurances.
5.5.1    Revlon agrees that it shall comply at all times with Section 5 (Restriction on Development or Creation and Further Assurances) of that certain Non-Exclusive License Agreement dated on or about the date hereof by and between the Parties.
5.5.2    Revlon, on behalf of itself and its Subsidiaries, covenants and agrees that it will not, and will not authorize any third party on its behalf to, commencing as of the Effective Date, use any Licensed Formulas included in the License in any new product developed or created after the Effective Date. Notwithstanding the foregoing, any use of the Licensed Formulas in Revlon’s or any of its Subsidiaries’ or any of its or their licensees’ products in

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existence as of the Effective Date are expressly permitted and shall not be a violation of the restriction set forth in this Section 5.5.2 or a breach of the License. Each of Revlon and BrandCo shall promptly execute, acknowledge and deliver, at the reasonable request of the other Party to this Agreement, such additional documents, instruments, conveyances and assurances and take such further actions as such other Party may reasonably request to carry out the provisions of this Agreement and to give effect to the transactions contemplated by this Agreement.

6.	Quality Control for the Licensed Marks.
6.1.    All Licensed Products and Services offered by Revlon under the Licensed Marks in the Territory during the Term shall conform to standards of quality at least comparable to that of the products and Services offered under the Licensed Marks as of the Effective Date. Upon BrandCo’s written request, Revlon shall, at its own expense, supply representative samples of the Licensed Products (including related marketing, advertising, and promotional materials) for BrandCo’s review and approval. If BrandCo reasonably determines that Revlon fails to maintain a consistent level of quality in accordance with the terms of this Agreement, then BrandCo shall notify Revlon of any such alleged deficiencies, and Revlon shall take commercially reasonable steps to remedy such deficiencies to BrandCo’s reasonable satisfaction. BrandCo shall have the right at reasonable times to inspect the production, service, retail or other facilities of Revlon or any sublicensees for the purpose of determining whether Revlon or any sublicensee is adhering to the requirements of this Agreement relating to the nature and quality of the Licensed Products and Services.
6.2.    Revlon shall not knowingly take any action with the Licensed Marks that is intended to adversely affect the Licensed Marks, the goodwill associated with the Licensed Marks, and/or the reputation of BrandCo or the Business. Revlon’s use of the Licensed Marks shall at all times comply with all applicable federal, state, and local laws and regulations that govern its use of the Licensed Marks and the conduct of the Business.
6.3.    As between the Parties, Revlon shall bear all costs related to any recall of Licensed Products featuring the Licensed Marks, whether voluntary or required by a government entity or a court order. If Revlon determines that a recall of Licensed Products is necessary, Revlon shall notify BrandCo within three (3) days of such determination and shall consult with BrandCo, and BrandCo must approve (or not expressly object to) all aspects of Revlon’s handling of such recall, such approval not to be unreasonably withheld or delayed by BrandCo. Notwithstanding the foregoing, in the event of any conflict between any applicable law or regulatory requirement applicable to such recall and BrandCo’s instructions or suggestions, Revlon may comply with such applicable law or regulatory requirement.

7.	Registration, Maintenance, and Enforcement
7.1.    Revlon shall maintain the registrations for the Licensed Marks and Licensed Domain Names during the Term. Subject to its reasonable business judgment, Revlon shall ensure that all post-registration filings and renewal applications, including any registration, renewal or maintenance fees, required by a government entity or by applicable law in connection with the Licensed Marks are completed and paid in a timely manner. At Revlon’s reasonable

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request and at Revlon’s sole cost and expense, BrandCo shall cooperate with Revlon to provide information reasonably required by Revlon to submit to the U.S. Patent and Trademark Office and relevant offices in foreign jurisdictions such post-registration filings and renewal applications, including, without limitation, specimens of the Licensed Marks showing current usage of such marks on the Licensed Products and/or in promotion and rendering of the Services. At BrandCo’s reasonable request, Revlon shall prepare and file new applications to register the Licensed Marks with the U.S. Patent and Trademark Office or relevant offices in foreign jurisdictions. Revlon shall keep BrandCo fully informed of progress with regard to the preparation, filing, prosecution, and maintenance of any Licensed Marks in the Territory, and shall provide BrandCo with a quarterly report of such activities undertaken in the preceding calendar quarter.
7.2.    As between the Parties, and except as provided in this Agreement, Revlon shall be solely responsible for the payment of all costs associated with the enforcement, prosecution, and maintenance of the registrations for and applications for registration of the Licensed Marks, and the enforcement and defense of the Licensed Marks.
7.3.    Each Party shall immediately inform the other of any potential infringements, dilution, or other misuse of any Licensed Mark in the Territory, or use of any marks or designs confusingly similar to any Licensed Mark, or if either Party receives notice of any claims from any third party alleging that any Licensed Mark (or such Party’s use thereof) infringes or otherwise violates the rights of a third party. Revlon shall have the first right to commence, control or respond to any such action or claim, and the authority and sole control of the defense or settlement of such claim, including the negotiation, litigation, prosecution or settlement of any such action or claim, as well as the first right to recover profits and damages from such actions and shall bear the fees and costs of any such claim. BrandCo shall cooperate with all reasonable requests for assistance by Revlon in connection with the foregoing, including being named as a party in any related court proceedings. Revlon shall provide BrandCo copies of all notices, complaints, court proceedings, and other documentation relating to the foregoing, and BrandCo will have the option to participate in any such proceeding and be represented by counsel of its choosing at its cost and expense.
7.4.    If Revlon fails to bring an action or proceeding with respect to infringement of the Licensed Marks within ninety (90) days following notice by BrandCo of any alleged third party infringement, dilution or misuse of the Licensed Marks or use of confusingly similar marks to any Licensed Mark, and such alleged third party infringement, dilution or misuse is of a nature that a similarly situated trademark owner in the industry would pursue, then BrandCo shall have the right to bring and control any such action, by counsel mutually acceptable to BrandCo and Revlon, and the right to settle such action and recover profits and damages from such action. To the extent Revlon elected not to take such action based on its reasonable business judgment that pursuing such an action would be detrimental or disadvantageous to the Business, BrandCo shall take such considerations into account prior to assuming control of any such action. Notwithstanding the foregoing, Revlon acknowledges and agrees that its reasonable business judgment shall be made solely based on the conduct of the Business and shall not include consideration of Revlon’s or its Subsidiaries’ (i) other businesses or brands or (ii) business

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relationships with respect to alleged infringers. To the extent BrandCo assumes such control of such an action, all reasonable costs associated with such action shall be at Revlon’s sole expense. Revlon shall cooperate with all reasonable requests for assistance by BrandCo in connection with the foregoing, including being named as a party in any related court proceedings.

8.	Representations and Warranties.
8.1.    BrandCo represents and warrants to Revlon that (a) it has good title to and/or the right to license the Licensed IP; and (b) it will not use or otherwise license any other party to use the Licensed IP in any way during the Term.
8.2.    Revlon represents and warrants to BrandCo that (a) this Agreement, and the Royalty to be paid by Revlon to BrandCo pursuant to this Agreement, are and will all be for reasonably equivalent value, and are and will all be made for fair consideration and in good faith; (b) Revlon has used its reasonable best efforts to market, advertise, sell and distribute Licensed Products in the Territory in the operation of the Business; (c) the Agreement does not violate or conflict with or result in the breach of any of the terms, conditions or provisions of any agreement, contract or instrument to which Revlon is a party or by which Revlon is or may be bound, or give rise to a right of termination or accelerate the performance of any obligations thereunder, or constitute a default which has not been waived thereunder, or, other than pursuant to the Credit Agreements, result in the creation or imposition of any lien, claim, charge, encumbrance or restriction of any nature whatsoever upon or against Revlon or any of the assets, contracts or business of Revlon; and (d) this Agreement does not violate any order, writ, injunction, decree, law, rule or regulation applicable to Revlon. Revlon further covenants that (x) Revlon has and will have sufficient capital to satisfy its obligations under this Agreement; (y) Revlon shall ensure that the Licensed Products and Services offered by Revlon under the Licensed Marks meet and maintain the quality standards set forth in Section 6 of this Agreement; and (z) Revlon’s use of the Licensed IP shall not be in conflict with any other material agreement.
8.3.    Each Party represents and warrants to the other Party, that: (a) it is duly authorized and licensed to do business and carry out its obligations under this Agreement; (b) it has full power and authority to enter into this Agreement and the execution, delivery and performance of this Agreement has been authorized by all necessary corporate action; (c) it has obtained all third party consents required to enter into this Agreement and neither the execution, delivery or performance of this Agreement will conflict with or constitute a breach of its certificate of incorporation, charter or by-laws; (d) this Agreement is valid and enforceable in accordance with its terms, including under applicable law, and no Party shall challenge the validity or enforceability of this Agreement, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (e) the provisions of this Agreement are not and were not intended to hinder, delay, or defraud any creditor.

9.	Disclaimer of Warranties. BrandCo licenses the Licensed IP to Revlon “as is.” BrandCo makes no warranties of any kind, express or implied, in relation to the Licensed IP.

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Without limiting the foregoing, BrandCo expressly disclaims any and all implied warranties of merchantability, fitness for a particular purpose, and non-infringement.

10.
Further Assurances. Each of BrandCo and Revlon shall promptly execute, acknowledge and deliver, at the reasonable request of the other Party to this Agreement, such additional documents, instruments, conveyances and assurances and take such further actions as such other Party may reasonably request to carry out the provisions of this Agreement and to give effect to the transactions contemplated by this Agreement.

11.	Indemnification.
11.1.    Revlon agrees to protect, indemnify and hold harmless BrandCo and its parent and affiliates, and their directors, officers, employees, licensees, agents, representatives, successors and assigns (collectively, the “Indemnified Parties”), from and against any and all claims, suits, actions or allegations brought or asserted by a third party (each, a “Claim”) and any resulting liabilities, judgments, costs and expenses, including reasonable attorneys’ fees, arising out of or related to (a) Revlon’s use of the Licensed IP pursuant to this Agreement; (b) Revlon’s breach of its representations, warranties and other obligations under this Agreement; (c) Revlon’s manufacture, distribution, advertising, marketing and sale of the Licensed Products, provision of the Services, and operation of the Business, including without limitation any personal injury claims or product liability claims related to the foregoing; and (d) any Claims arising out of or related to this Agreement or the other agreements and transactions contemplated thereby. Revlon shall keep BrandCo fully informed of the status and progress with regard to any Claim, and shall provide BrandCo with copies of all documentation relating to the foregoing.
11.2.    BrandCo shall promptly notify Revlon upon the assertion of any Claim against an Indemnified Party, and shall give Revlon a reasonable opportunity to defend and/or settle the Claim at its own expense. Revlon shall have the sole right to designate the counsel to handle any such defense and/or settlement negotiations. The Indemnified Parties shall provide Revlon with such assistance as it may reasonably request in order to ensure a proper and adequate defense of a Claim. Any settlement of a Claim must be approved in writing by the applicable Indemnified Party (not to be unreasonably withheld, delayed or conditioned) prior to the execution of any settlement agreement.

12.	Term.
12.1.    The term of this Agreement (the “Term”) commences on the Effective Date and will expire five (5) years thereafter unless terminated earlier in accordance with the provisions of this Agreement, and shall automatically renew, upon Revlon providing prior written notice to BrandCo no less than six (6) months before the end of the then-current Term, for successive two (2) year terms for so long as (i) the Credit Agreement has not been terminated and (ii) no Event of Default under the Credit Agreement has occurred and is continuing.
12.2.    If Revlon has not provided notice of renewal pursuant to Section 12. 1 then, no later than six (6) months before the end of Term or, promptly after BrandCo’s request during the continuance of an Event of Default under the Credit Agreement, Revlon and its Affiliates shall

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transfer and deliver to BrandCo or its designee all books and records related to the Business that are reasonably necessary to assist a third party manufacturer with the manufacture, distribution, and sale of Licensed Products and to otherwise operate the Business, including all packaging information, all technical and product information related to the Licensed Products, and copies of supplier lists and customer lists related to the Business.  Revlon agrees to use reasonable best efforts to cooperate with BrandCo to facilitate an orderly transition of the Business relating to the Licensed Products and Services, which may include providing BrandCo with manufacturing and supply of the Licensed Products, if required, for a reasonable period of time to ensure the availability of the Licensed Products and facilitate an orderly transition.

13.	Termination.
13.1.    Termination by BrandCo. BrandCo may immediately terminate this Agreement upon written notice to Revlon upon the occurrence of an Event of Default that is not immediately cured.
13.2.    Mutual Termination. The Parties may terminate this Agreement by mutual written consent. Revlon shall not otherwise have any right to terminate this Agreement under this Section 13.
13.3.    No Other Basis for Termination; Specific Performance. BrandCo may not terminate this Agreement or the License granted herein on any basis other than as set forth in Section 13.1 and 13.2. In the case of material breach of this Agreement by Revlon, BrandCo will have the right to enforce Revlon’s obligations hereunder by an action for specific performance, injunctive or other equitable relief (without posting of bond or other security), in addition to seeking compensation for actual damages.
13.4.    Effect of Termination. Upon termination of this Agreement: (a) the License granted hereunder shall immediately terminate, and Revlon and its Subsidiaries shall immediately cease to be entitled to use and shall cease to use the Licensed IP, and all the rights granted to Revlon pursuant to this Agreement shall immediately cease; (b) Revlon shall cease all operations of the Business, subject to the Sell-Off Period (defined below), and use reasonable best efforts to cooperate with transferring and delivering to a third party manufacturer the books and records related to the Business that are necessary to assist a third party manufacturer with the manufacture, distribution, and sale of Licensed Products and to otherwise operate the Business, including all packaging information, all technical and product information related to the Licensed Products, and copies of supplier lists and customer lists related to the Business; (c) Revlon shall remove or cause to be removed any reference to the Licensed IP that may exist on any physical or digital materials, and any websites, maintained by Revlon in connection with its activities and/or the business of Revlon; (d) Revlon shall cease to use or employ any other word, name, expression or device so closely similar in sound, appearance or meaning to the Licensed Marks as may be likely to cause confusion or to detract from or adversely to affect the right, title or interest of BrandCo in or to the Licensed Marks and shall further cease to use any references which would indicate its connection with BrandCo (other than factually accurate historic references and references to the Licensed Marks that constitute a fair use); and (e) the Parties

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will cooperate and do all acts and things reasonably required to properly conclude matters pursuant to this Agreement.
13.5.    Sell-Off Period. Upon termination of this Agreement for any reason, Revlon shall have the right to dispose of inventory of Licensed Products in its possession and Licensed Products in the course of manufacture at the date of termination for a period of one hundred twenty (120) days after the date of termination (the “Sell-Off Period”), in each case, solely in the ordinary course, consistent with past practices and in accordance with the terms and conditions of this Agreement. Any Royalty payable under the provisions of Section 4.1 shall be paid to BrandCo within thirty (30) days after (a) termination, with respect to royalties accrued prior to the effective date of termination, and (b) the expiration of the Sell-Off Period, with respect to royalties accrued during the Sell-Off Period.
13.6.    Survival. In the event of any expiration of termination of this Agreement, the following provisions of this Agreement shall survive: Section 1, 5.5, 11, 12.2, 13.4, 13.5, 13.6 and 14, and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination. In addition, any payment obligations that have accrued under this Agreement (including with respect to any Royalty or Guaranteed Minimum Royalty pursuant to Section 4) shall remain in full force and effect until they are satisfied in full.

14.	Miscellaneous Provisions
14.1.    Notices. Any and all notices, permitted or required to be made under this Agreement shall be in writing, signed by the person giving such notice, and shall be delivered personally or electronically to the other Parties at the address on file or at such other address as a Party may notify the other Parties in writing from time to time. The date of delivery shall be the date of such notice.
14.2.    Force Majeure. If the performance of any part of this Agreement by a Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, on giving written notice to the other Parties, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall resume performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.
14.3.    Assignment. Upon an Event of Default, BrandCo may assign, transfer, delegate or otherwise dispose of any and all of its rights and/or responsibilities under this Agreement to any entity without the consent of Revlon upon prior written notice to Revlon. Revlon shall not assign its rights or delegate its duties under this Agreement without BrandCo’s prior written consent. Notwithstanding the foregoing, Revlon may assign its rights and or delegate its duties under this Agreement without BrandCo’s prior written consent in connection with (a) a change of

#4846-3414-1342v7

control, merger, business combination, consolidation, stock sale or sale of all or substantially all of its assets; or (b) a collateral assignment pursuant to the Credit Agreements. In connection with any assignment by Revlon made in accordance with clause (a) of the preceding sentence the applicable assignee shall assume and otherwise comply with all of the obligations of Revlon hereunder with regard to the Licensed IP. Any attempted impermissible assignment by Revlon without BrandCo’s prior written consent shall be null and void.
14.4.    Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Parties, their respective successors and permitted assigns. Each and every successor in interest to any Party, whether such successor acquires such interest by way of gift, devise, assignment, purchase, conveyance, pledge, hypothecation, foreclosure or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement. The rights of the Parties, and their successors in interest, as among themselves shall be governed by the terms of this Agreement, and the right of any Party or successor in interest to assign, sell or otherwise transfer or deal with its interests under this Agreement shall be subject to the limitations and restrictions of this Agreement. Each party hereto acknowledges and consents to the collateral assignment by BrandCo to the Collateral Agent on behalf of the Secured Parties, of all of BrandCo’s right, title and interest in and to this Agreement and agrees that the Collateral Agent and its successors and permitted assigns shall be an express third-party beneficiary of this Agreement and the provisions of this Agreement are intended for the benefit of and will be enforceable by and shall not be amended without the consent of the Collateral Agent and its successors and permitted assigns in their respective capacity as Collateral Agent on behalf of itself and the other Secured Parties.
14.5.    Amendment. No change, modification or amendment of this Agreement shall be valid or binding on the Parties unless such change or modification shall be in writing and signed by all Parties.
14.6.    Remedies. Subject to Section 13.3, the remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which a Party maybe lawfully entitled.
14.7.    No Waiver. The failure of any Party to insist on strict performance of a covenant or of any obligation in this Agreement shall not be a waiver of such Party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.
14.8.    Captions. Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
14.9.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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14.10.    Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until 5:00 p.m. local time on the next succeeding business day to exercise such privilege or to discharge such duty.
14.11.    Severability. In the event any provision, clause, sentence, phrase or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase or word in any other circumstances.
14.12.    Costs and Expenses. Unless otherwise provided in this Agreement, each Party shall bear all fees and expenses incurred in performing its obligations under this Agreement.
14.13.    Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflicts of laws principles thereof to the extent that the Laws of another jurisdiction would apply as a result of the application thereof. The Parties hereto each hereby irrevocably submit (to the fullest extent permitted by applicable law) to the non-exclusive jurisdiction of any New York state or federal court sitting in the borough of Manhattan, New York City, State of New York, over any action or proceeding arising out of or relating to this Agreement and the Parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in such New York state or federal court. The Parties hereto each hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection each may now or hereafter have, to remove any such action or proceeding, once commenced, to another court on the grounds of forum non conveniens or otherwise.
14.14.    Further Assurances. In furtherance and not in limitation of the foregoing, Revlon shall take (or shall cause) such actions as any Agent may reasonably request from time to time to ensure that the Royalties are guaranteed by the Guarantors (as defined in the Credit Agreement).
14.15.    Intellectual Property License. The Parties intend that this Agreement is a license to use “intellectual property” as such term is defined in the U.S. Bankruptcy Code and that Revlon will be entitled to all the benefits of a licensee of intellectual property pursuant to 11 U.S.C. §365(n).
[Remainder of page intentionally left blank.]

#4846-3414-1342v7

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party.

LICENSOR:
Beautyge II, LLC

By:     /s/ Michael T. Sheehan_________
Name:    Michael T. Sheehan
Title:    Vice President and Secretary

LICENSEE:
Revlon Consumer Products Corporation

By:     /s/ Michael T. Sheehan_________
Name:    Michael T. Sheehan
Title:    Senior Vice President, Deputy General Counsel and Secretary

#4846-3414-1342v7
[Signature Page to Intellectual Property License Agreement]
#4846-3414-1342
37287.00016

For valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby unconditionally guarantees the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under any applicable bankruptcy law) of all amounts owing now or hereafter under the foregoing Intellectual Property License Agreement, including all principal, interest, premium and expenses, in each case strictly in accordance with the terms thereof and including all such amounts accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceeding, and agrees that this guaranty shall be absolute and unconditional irrespective of any modification of or waiver or any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guaranty or surety. This guaranty is a guarantee of payment and not collection. The provisions of Section 14 above shall apply to this guaranty mutatis mutandis.

ALMAY, INC.
ART & SCIENCE, LTD.
BARI COSMETICS, LTD.
BEAUTYGE BRANDS USA, INC.
BEAUTYGE U.S.A., INC.
CHARLES REVSON INC.
CREATIVE NAIL DESIGN, INC.
CUTEX, INC.
DF ENTERPRISES, INC.
ELIZABETH ARDEN (FINANCING), INC.
ELIZABETH ARDEN INTERNATIONAL HOLDING, INC.
ELIZABETH ARDEN TRAVEL RETAIL, INC.
ELIZABETH ARDEN INVESTMENTS, LLC
ELIZABETH ARDEN NM, LLC
ELIZABETH ARDEN USC, LLC
ELIZABETH ARDEN, INC.
FD MANAGEMENT, INC.
NORTH AMERICA REVSALE INC.
OPP PRODUCTS, INC.

#4846-3414-1342v7
[Signature Page to Intellectual Property License Agreement]
#4846-3414-1342
37287.00016

RDEN MANAGEMENT, INC.
REALISTIC ROUX PROFESSIONAL PRODUCTS INC.
REVLON DEVELOPMENT CORP.
REVLON GOVERNMENT SALES, INC.
REVLON INTERNATIONAL CORPORATION
REVLON PROFESSIONAL HOLDING COMPANY LLC
RIROS CORPORATION
RIROS GROUP INC.
ROUX LABORATORIES, INC.
ROUX PROPERTIES JACKSONVILLE, LLC
SINFULCOLORS INC.
ELIZABETH ARDEN (CANADA) LIMITED
ELIZABETH ARDEN (UK) LTD
REVLON CANADA, INC.

By:     /s/ Michael T. Sheehan_________
Name:    Michael T. Sheehan
Title:    Vice President and Secretary

#4846-3414-1342v7

EXHIBIT A
Licensed Marks

COUNTRY	TRADEMARK	INT. CLASS(ES)	APP. NO.	APP. DATE	REG. NO.	REG. DATE	STATUS
Antigua & Barbuda	AMERICAN CREW	48	5775	30-Dec-99	5775	30-Dec-99	Registered
Argentina	AMERICAN CREW	3	2141647	1-Apr-98	1734170, 2910893	29-Apr-99	Registered
Australia	WHERE THERE’S MAN THERE’S CREW	3	1692552	8-May-15	1692552	9-Dec-15	Registered
Australia	GROOM TO WIN	3	1694788	20-May-15	1694788	9-Dec-15	Registered
Bahamas	AMERICAN CREW		22843	3-Jul-00	22843	3-Jul-03	Registered
Bahrain	AMERICAN CREW	44	108952	14-Apr-15	108952	29-Dec-16	Registered
Bahrain	AMERICAN CREW	3	108951	14-Apr-15	108951	29-Dec-16	Registered
Barbados	AMERICAN CREW	3	81/9847	28-Jun-00	81/9847	26-Oct-01	Registered
Belarus	AMERICAN CREW	3	19980466	27-Mar-98	12276	27-Mar-98	Registered
Benelux	AMERICAN CREW (Stylized)	3, 35, 41	880474	12-Nov-96	602365	12-Nov-96	Registered
Bolivia	AMERICAN CREW	3	SM-98-0940	12-Mar-98	75439C	22-Oct-99	Registered
Brazil	AMERICAN CREW	3	820627305	23-Mar-98	820627305	4-Dec-01	Registered
Cambodia	AMERICAN CREW	3	2016/69441	23-Jun-16			Pending
Canada	AMERICAN CREW NINE	3	1781175	6-May-16	TMA964001	24-Feb-17	Registered

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COUNTRY	TRADEMARK	INT. CLASS(ES)	APP. NO.	APP. DATE	REG. NO.	REG. DATE	STATUS
Canada	TECHSERIES	3	1812292	2-Dec-16	1017614	19-Mar-19	Registered
Canada	ACUMEN	3	1866297	3-Nov-17			Pending
Canada	GROOM TO WIN	3	1728766	19-May-15	TMA939953	6-Jun-16	Registered
Canada	AMERICAN CREW WIN	3	1771507	9-Mar-16	TMA999348	19-Jun-18	Registered
Canada	AMERICAN CREW	3	826831	24-Oct-96	TMA560674	24-Apr-02	Registered
Chile	AMERICAN CREW	3	885951	1-Nov-09	891482	23-Jul-10	Registered
China	AMERICAN CREW	44	12517539	2-May-13	12517539	7-Oct-14	Registered
China	AMERICAN CREW	3	12517540	2-May-13	12517540	7-Oct-14	Registered
China	AMERICAN CREW	44	10480295	13-Feb-12	10480295	14-Jun-14	Registered
China	AMERICAN CREW	3	10480296	13-Feb-12	10480296	14-Apr-14	Registered
China	AMERICAN CREW	5	10534524	27-Feb-12	10534524	14-Apr-14	Registered
China	AMERICAN CREW in Chinese characters version 1	3	10927010	17-May-12	10927010	28-Aug-13	Registered
China	AMERICAN CREW in Chinese characters version 2	3	10927009	17-May-12	10927009	7-Jul-14	Registered
China	americancrew	3	10480294	13-Feb-12	10480294	14-Apr-14	Registered
China	CREW (Stylized)	3	3311887	18-Sep-02	3311887	14-May-04	Registered
China	ACUMEN	3	28526782	5-Jan-18			Pending
Colombia	AMERICAN CREW		98061505	22-Oct-98	228658	29-Mar-00	Registered

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COUNTRY	TRADEMARK	INT. CLASS(ES)	APP. NO.	APP. DATE	REG. NO.	REG. DATE	STATUS
Costa Rica	AMERICAN CREW	3	110065	23-Apr-98	110065	12-Nov-98	Registered
Dominican Republic	AMERICAN CREW	50	99880	18-Aug-98	99880	15-Oct-98	Registered
Ecuador	AMERICAN CREW	3	862/90	23-Mar-98	3058/99	23-Dec-99	Registered
El Salvador	AMERICAN CREW		SN E159398	18-Mar-98	178 BOOK 112	7-Aug-2000	Registered
EUTM	AMERICAN CREW	3, 5, 8, 9, 11, 21	000383448	5-Nov-96	000383448	10-May-99	Registered
EUTM	MENSWORK	3, 8, 21, 25, 41	000700948	11-Dec-97	000700948	13-Aug-99	Registered
EUTM	WHERE THERE IS MAN THERE IS CREW	3	9632878	3-Feb-11	9632878	20-May-11	Registered
EUTM	HAIR TO PARTY	3, 35, 44	013743761	16-Feb-15	013743761	22-Jun-15	Registered
EUTM	TECHSERIES	3	016126864	1-Dec-16	016126864	27-Mar-17	Registered
EUTM	AMERICAN CREW	35	016994551	17-Jul-17	016994551	30-Oct-17	Registered
EUTM	ACUMEN	3	017422577	2-Nov-17	017422577	15-Feb-18	Registered
EUTM	AMERICAN CREW BEARD & Design	3	015431364	12-May-16	015431364	19-Sep-16	Registered
EUTM	AMERICAN CREW SHAVING SKINCARE	3	015431992	13-May-16	015431992	5-Sep-16	Registered
EUTM	AMERICAN CREW BEARD	3	015432149	13-May-16	015432149	15-Sep-16	Registered
EUTM	AMERICAN CREW NINE	3	015380901	27-Apr-16	015380901	18-Aug-16	Registered
EUTM	AMERICAN CREW MASTER OF MEN’S GROOMING	41	015525298	9-Jun-16	015525298	4-Oct-16	Registered

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COUNTRY	TRADEMARK	INT. CLASS(ES)	APP. NO.	APP. DATE	REG. NO.	REG. DATE	STATUS
EUTM	AMERICAN CREW SHAVING SKINCARE - Old Logo version (2016)	3	014834808	25-Nov-15	014834808	8-Mar-16	Registered
EUTM	AMERICAN CREW WIN	3	015026099	21-Jan-16	015026099	9-May-16	Registered
EUTM	GROOM TO WIN	3	014029722	5-May-15	014029722	4-Sep-15	Registered
Georgia	AMERICAN CREW	3	013244	30-Mar-98	12278	24-May-99	Registered
Ghana	AMERICAN CREW	3	1798/15	13-Oct-15		18-May-18	Registered
Guatemala	AMERICAN CREW		2011-7487	1-Sep-11	204957	18-Mar-15	Registered
Honduras	AMERICAN CREW		39548-13	4-Nov-13	128605	5-May-14	Registered
Hong Kong	AMERICAN CREW	3	9803740	26-Mar-98	13287/1999	29-Oct-99	Registered
Iceland	AMERICAN CREW	3	5071998	20-Mar-98	6561998	6-May-98	Registered
India	AMERICAN CREW	3	1152258	21-Nov-02	1152258	21-Nov-02	Registered
Indonesia	AMERICAN CREW	3	D002016028236	10-Jun-16			Pending
Israel	AMERICAN CREW	3	284171	30-Mar-16	284171	2-Nov-17	Registered
Japan	AMERICAN CREW	3	8040591	16-Apr-96	4087131	10-Jul-07	Registered
Japan	AMERICAN CREW	8	09035112	31-Mar-97	4367292	10-Mar-00	Registered
Kenya	AMERICAN CREW	3	50720	25-Oct-00	50720	25-Oct-00	Registered
Kuwait	AMERICAN CREW	3	158351	23-Oct-14	144498	23-Oct-14	Registered

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COUNTRY	TRADEMARK	INT. CLASS(ES)	APP. NO.	APP. DATE	REG. NO.	REG. DATE	STATUS
Kuwait	AMERICAN CREW	44	158352	23-Oct-14	144499	23-Oct-14	Registered
Lebanon	AMERICAN CREW		19133	17-Jun-98		17-Jun-98	Registered
Macau	AMERICAN CREW	3	111437	4-May-16	111437	13-Oct-16	Registered
Malaysia	AMERICAN CREW		2014050234	8-Jan-2014	2014050234	25-Mar-15	Registered
Malaysia	AMERICAN CREW		2014050236	8-Jan-2014	2014050236	25-Mar-15	Registered
Malta	AMERICAN CREW	3	30056	28-Apr-99	30056	4-May-99	Registered
Malta	AMERICAN CREW SPORT	3	32239	6-Sep-00	32239	6-Sep-00	Registered
Mexico	HAIR TO PARTY	3	1593545	27-Mar-15	1570018	16-Feb-15	Registered
Mexico	STYLE TO PARTY	3	1593544	27-Mar-15	1553417	9-Jul-15	Registered
Mexico	AMERICAN CREW	3	341687	29-Jul-98	587026	31-Aug-98	Registered
Monaco	AMERICAN CREW	3, 5, 8, 9, 11, 21	18361	14-May-97	9718265	8-Aug-97	Registered
Morocco	AMERICAN CREW	3	74013	30-Jun-00	74013	30-Jun-00	Registered
New Zealand	WHERE THERE IS MAN THERE IS CREW	3	832312	25-Oct-10	832312	26-Oct-10	Registered
New Zealand	AMERICAN CREW	3	296188	5-Aug-98	296188	7-Jan-99	Registered
New Zealand	AMERICAN CREW	3	290213	24-Mar-98	290213	22-Oct-98	Registered
Norway	HAIR TO PARTY	3	201503529	20-Mar-15	282210	12-Jun-15	Registered
Norway	AMERICAN CREW	3	201512226	1-Oct-15	201512226	13-Jan-16	Registered

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COUNTRY	TRADEMARK	INT. CLASS(ES)	APP. NO.	APP. DATE	REG. NO.	REG. DATE	STATUS
OAPI	AMERICAN CREW	3	88420	23-Mar-98	39073	23-Mar-98	Registered
Oman	AMERICAN CREW	3	91137	18-Nov-14	91137	6-Jun-16	Registered
Oman	AMERICAN CREW	44	91138	18-Nov-14	91138	11-Oct-15	Registered
Pakistan	AMERICAN CREW	3	398968	8-Oct-15	398968	10-Aug-15	Registered
Panama	AMERICAN CREW	3	248938	12-Apr-16	248938	12-Apr-16	Registered
Paraguay	AMERICAN CREW	3	5187/98	11-Mar-98	347089	20-Oct-00	Registered
Peru	AMERICAN CREW	3	059277	24-Mar-98	047219	8-Jul-98	Registered
Philippines	AMERICAN CREW	3	4-2019-010126	14-Jun-19			Pending
Qatar	AMERICAN CREW	3	93818	22-Dec-14			Pending
Qatar	AMERICAN CREW	42	93819	22-Dec-14			Pending
Republic of Korea (South)	AMERICAN CREW	3	4019980012468	14-May-98	4004476370000	11-May-99	Registered
Russian Federation	AMERICAN CREW	3	98704861	24-Mar-98	179182	27-Aug-99	Registered
Saudi Arabia	AMERICAN CREW	3	43265	22-Mar-98	141806607	22-Mar-98	Registered
Singapore	AMERICAN CREW	3	S220998	11-Mar-98	T9802209F	11-Mar-98	Registered
South Africa	AMERICAN CREW	3	98/03796	10-Mar-98	98/003796	10-Mar-98	Registered
Sri Lanka	AMERICAN CREW	3	88035	4-Jun-98			Pending

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COUNTRY	TRADEMARK	INT. CLASS(ES)	APP. NO.	APP. DATE	REG. NO.	REG. DATE	STATUS
St. Kitts Nevis	AMERICAN CREW	48	4961	8-Dec-99	2013/0102	8-Dec-99	Registered
St. Lucia	AMERICAN CREW	3	400/1999	29-Nov-99	400/1999	27-Jun-00	Registered
Switzerland	AMERICAN CREW	3, 5, 8, 9, 11, 21	2609/1997	3-Apr-97	447276	9-Dec-97	Registered
Taiwan	AMERICAN CREW	3	87/13037	24-Mar-98	853100	1-Jun-99	Registered
Thailand	AMERICAN CREW		762369	22-Mar-10	181122274		Registered
Trinidad & Tobago	AMERICAN CREW	3	30172	24-Nov-99	30172	24-Nov-99	Registered
Tunisia	AMERICAN CREW	3	EE00.1944	12-Oct-00	EE001944	12-Oct-00	Registered
Turkey	AMERICAN CREW	3	4242	3-Apr-98	197003	3-Apr-98	Registered
Ukraine	AMERICAN CREW	3	98031073	20-Mar-98	20703	20-Mar-98	Registered
United Arab Emirates	AMERICAN CREW		202740	16-Dec-2013			Pending
United Kingdom	ACUMEN	3	UK00003271413	17-Nov-17	00003271413	17-Nov-17	Registered
United States of America	ACUMEN	3	87672821	6-Nov-17	5740746	30-Apr-19	Registered
United States of America	AMERICAN CREW NINE	3	87027442	6-May-16	5064398	18-Oct-16	Registered
United States of America	GROOM TO WIN	3	86619552	5-May-15	4906272	23-Feb-16	Registered
United States of America	MENSWORK	8, 25, 41	75/979841	4-Nov-97	2414785	19-Dec-00	Registered
United States of America	FIBER	3	75/793805	7-Sep-99	2362341	27-Jun-00	Registered

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COUNTRY	TRADEMARK	INT. CLASS(ES)	APP. NO.	APP. DATE	REG. NO.	REG. DATE	STATUS
United States of America	AMERICAN CREW	3, 5	75/977912	6-Sep-96	2215539	29-Dec-98	Registered
United States of America	CLASSIC GRAY	3	76/167905	20-Nov-00	2615903	3-Sep-02	Registered
United States of America	AMERICAN CREW - OFFICIAL SUPPLIER TO MEN	3	76/288851	23-Jul-01	2735377	8-Jul-03	Registered
United States of America	MENSWORK	16	76/149508	18-Oct-00	2619890	17-Sep-02	Registered
United States of America	AMERICAN CREW	3	74/433656	8-Sep-93	1904875	11-Jul-95	Registered
Uruguay	AMERICAN CREW	3	302292	29-Mar-98	302292	7-Oct-98	Registered
Venezuela	AMERICAN CREW	3	2008-000112	8-Jan-08	P289411	11-Nov-08	Registered
Vietnam	AMERICAN CREW	3	38627	12-Jun-98	32964	27-Dec-99	Registered
Zanzibar	AMERICAN CREW		537/2000	5-Sep-00	518/2000	5-Sep-00

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EXHIBIT B
Licensed Domain Names

Domain Name	Reg. Organization	Registry Expiration
american-crew.co.uk	Beautyge Brands USA, Inc.	2019-12-08
american-crew.com	Revlon Consumer Products Corporation	2020-06-30
americancrew.ae	Revlon Consumer Products Corporation	2019-12-19
americancrew.biz	Revlon Consumer Products Corporation	2019-11-18
americancrew.co.kr	Whois Corp.	2020-06-29
americancrew.co.uk	Revlon Consumer Products Corporation	2020-05-11
americancrew.com	Beautyge Brands USA, Inc.	2020-10-06
americancrew.com.co	Revlon Consumer Products Corporation	2019-12-02
americancrew.com.mx	Revlon Consumer Products Corporation	2019-12-03
americancrew.com.sg	Beautyge Brands USA, Inc.	2020-08-03
americancrew.dk	Beautyge Brands USA, Inc.	2019-09-30
americancrew.es	Beautyge Brands USA, Inc.	2020-06-28
americancrew.eu	Europeenne De Produits De Beaute	2020-05-31
americancrew.gr	Beautyge Brands USA, Inc.	2021-04-21
americancrew.hu	Beautyge Brands USA, Inc.	2020-02-28
americancrew.info	Revlon Consumer Products Corporation	2020-08-01
americancrew.kr	Whois Corp.	2020-01-02
americancrew.mobi	Revlon Consumer Products Corporation	2019-12-11
americancrew.mx	Revlon Consumer Products Corporation	2019-12-03
americancrew.net	Revlon Consumer Products Corporation	2020-08-26
americancrew.pl	Revlon Consumer Products Corporation	2019-11-03
americancrew.tv	Revlon Consumer Products Corporation	2019-12-03
americancrew.us	Revlon Consumer Products Corporation	2020-04-18
americancrew.中国	Revlon Consumer Products Corporation	2019-11-23
americancrewclub.ca	Revlon Consumer Products Corporation - TMA876815	2019-09-30
americancrewclub.com	Revlon Consumer Products Corporation	2019-09-30
americancrewonline.com	Revlon Consumer Products Corporation	2019-09-10
americancrewrewards.com	Revlon Consumer Products Corporation	2020-05-04
americancrewshop.com	Beautyge Brands USA, Inc.	2019-09-27
americancrewshop.mx	Beautyge Brands USA, Inc.	2019-12-02
americancrewstore.com	Revlon Consumer Products Corporation	2020-02-27
buyamericancrew.com	Beautyge Brands USA, Inc.	2020-06-27
crewsalonloyalties.com	Revlon Consumer Products Corporation	2020-07-19
mycrewrewards.com	Revlon Consumer Products Corporation	2020-06-08

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EXHIBIT C
Formulas

AMERICAN CREW NAME	FORMULA NO.	STATUS	OWNED BY REVLON
AC Fiber	4590286002	Active	Own formula
AC Cream Pomade	4703188001	Active	Own formula
AC Forming Cream	4590124002	Active	Own formula
AC Molding Clay	4590097000	Active	Own formula
AC Grooming Cream	4590149002	Active	Own formula
AC Classic Pomade	4590280003	Active	Own formula
AC Heavy Hold Pomade	4702612001	Active	Own formula
AC Firm Hold Styling Cream	4702992000	Active	Own formula
AC Matte Styling Cream	4700229001	Active	Own formula
AC Light Hold Texture Lotion	4590370003	Active	Own formula
AC Grooming Spray	4590053003	Active	Own formula
AC Medium Hold Spray Gel	4590376001	Active	Own formula
AC Firm Hold Styling Gel	4590359001	Active	Own formula
AC Techseries Control Foam	4702793000	Active	Own formula
AC Techseries Texture Foam	4702794000	Active	Own formula
AC Light Hold Styling Gel	4590363002	Active	Own formula
AC Fiber Cream	4702610001	Active	Own formula

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AMERICAN CREW NAME	FORMULA NO.	STATUS	OWNED BY REVLON
AC Superglue	4590791002	Active	Own formula
AC 3 in 1	4590788004	Active	Own formula
AC 3 in 1 Tea Tree	4702192001	Active	Own formula
AC Gray Shampoo	4590110003	Active	Own formula
AC Power Cleanser	4701046001	Active	Own formula
AC Daily Shampoo	4701668001	Active	Own formula
AC Daily Conditioner	4590293002	Active	Own formula
AC Fortifying Shampoo	4703235000	Active	Own formula
AC Fortifying Treatment	4703294000	Active	Own formula
AC Moisturizing Shampoo	4590270003	Active	Own formula
AC Precision Blend Shampoo	4590814003	Active	Own formula
AC Antidandruff & Sebum Control	4291381000	Active	Own formula
AC Thickening Shampoo	4700726001	Active	Own formula
AC 2 IN 1 Skin Moist And Beard Conditioner	4703999000	Active	Own formula
AC All in one After shave Balm	4294000000	Active	Own formula
AC Beard Balm	4702941000	Active	Own formula
AC Beard Foam Cleanser	4702942000	Active	Own formula
AC Classic Moisturizing Shave Cream	4590271003	Active	Own formula

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AMERICAN CREW NAME	FORMULA NO.	STATUS	OWNED BY REVLON
AC Moisturizing Shave Cream	4702301001	Active	Own formula
Moustache Wax	4705537000	Launch Set 19	Own formula
Precision Shave Gel	4590378003	Active	Own formula
Revitalizing Toner	4702261000	Active	Own formula
24H Odor Body wash	4700729001	Active	Own formula
AC Classic Body wash	4590328003	Active	Own formula
AC FRAGRANCE NINE	4700888001	Active	Own formula
AC FRAGRANCE WIN	4702443000	Active	Own formula
AC FRAGRANCE AMERICANA	4703493000	Active	Own formula
ACUMEN INVIGORATING SHAMPOO	4703570000	Active	Own formula
ACUMEN DAILY THICKENING SHAMPOO	4703572000	Active	Own formula
ACUMEN SCALP REVITALIZER	4703563000	Active	Own formula
ACUMEN AFTER SHAVE COOLING LOTION	4703596000	Active	Own formula
ACUMEN COOLING SHAVE CREAM	4703940000	Active	Own formula
ACUMEN SOOTHING SHAVE CREAM	4703571000	Active	Own formula
ACUMEN FIRM HOLD GROOMING CREAM	4703598000	Active	Own formula

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AMERICAN CREW NAME	FORMULA NO.	STATUS	OWNED BY REVLON
ACUMEN NOURISHING CREAM POMADE	4703573000	Active	Own formula
ACUMEN In-Shower Face Wash	469184-00/ M98290-00	Active	Own formula
ACUMEN Energizing Hydrating Gel	469185-00/ M98291-00	Active	Own formula
ACUMEN Recharging Hydrating Cream	469187-00/ M98293-00	Active	Own formula
ACUMEN Eye Energizing Hydrating Gel	469186-00/ M98292-00	Active	Own formula
ACUMEN Clay Exfoliating Cleanser	4703951000	Active	Own formula
ACUMEN Multi Defense Moisturizing Lotion SPF 35	4705348000	Active	Own formula
American Crew After Shave Cooling Lotion	4703596000	Active	Own formula
American Crew All in One Face Balm SPF 15	467550-00 / M94000-00	Active	Own formula

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